UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2007

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27500 SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 503-685-8888

Former name or former address if changed since last report: no change

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR      240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On October 30, 2007, InFocus Corporation (“InFocus”) issued a press release announcing a net loss of $2.8 million, or $0.07 per share, on revenues of $75.8 million for its third quarter ended September 30, 2007. InFocus also announced a net loss of $23.7 million, or $0.60 per share on revenues of $227.1 million for the nine-month period ended September 30, 2007. A copy of the press release is attached as Exhibit 99.1.

We provide in the press release certain non-GAAP financial measures, including pro forma net loss, pro forma loss from operations, and pro forma net loss per share. As used herein, “GAAP” refers to accounting principles generally accepted in the United States. These non-GAAP financial measures exclude restructuring and other non-recurring charges from the directly comparable GAAP measures. As required by Regulation G, the press release contains a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures. We believe the non-GAAP measures are useful to investors because they provide an alternative method for measuring the operating performance of our business, excluding certain non-recurring and non-cash items that would normally be included in the most directly comparable GAAP financial measure. Our management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating our operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled items reported by other companies.

The information in this Item 2.02 and in Exhibit 99.1 attached hereto shall not be deemed ”filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the ”the Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit is attached hereto and this list is intended to constitute the exhibit index:

99.1	Press release dated October 30, 2007 regarding third quarter and year to date 2007 operating results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2007	INFOCUS CORPORATION

	By	: /s/ Mark H. Perry
Mark H. Perry
Interim Chief Financial Officer
(Principal Financial Officer)